Exhibit 2

EXECUTION VERSION

AGREEMENT OF LIMITED PARTNERSHIP

OF

WOLF PEN BRANCH, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), of Wolf Pen Branch, LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of the 23rd day of March, 2017, by and between Wolf Pen Branch GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), the Persons listed on the signature pages attached hereto as the initial limited partners of the Partnership (hereinafter referred to individually as a “Limited Partner” and collectively as the “Limited Partners” and collectively with the General Partner, the “Partners”), and such other Persons as may execute a Joinder Agreement in a form substantially similar to that set forth in Exhibit A attached hereto as Partners.

RECITALS

WHEREAS, the Partnership is designed to reinforce, complement and formalize the governance role that a number of descendants of Owsley Brown I and Laura Lee Lyons (the “Family”) and various branches of the Family currently play with respect to Brown-Forman Corporation (“PubCo”) and the PubCo Board of Directors.

WHEREAS, the Partnership is not intended to alter or change any of the governance initiatives that have been led by PubCo, the PubCo Board of Directors, and/or the Family in the past.

WHEREAS, the Partners have made the contributions and own the Units reflected on the contribution and ownership schedule maintained by the Partnership as amended from time to time.

WHEREAS, as of the date hereof, the Partners in the Family Branches have contributed shares of Class A Common Stock of PubCo to the Partnership.

WHEREAS, the Partnership was formed on March 20, 2017 as a limited partnership in accordance with the Act.

WHEREAS, as of the date hereof, the Partnership and the Partners desire to adopt this Agreement, and issue partnership interests to the Partners and to set out fully their respective rights, obligations and duties regarding the Partnership and its assets and liabilities.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Organizational Matters

1.1 Formation and Certificate of Limited Partnership. The Partnership was formed on March 20, 2017, pursuant to the provisions of the Act and the rights and liabilities of the Partners shall be as provided in the Act, except as herein otherwise provided. The Certificate of Limited Partnership of the Partnership (the “Certificate of Limited Partnership”) has been filed with the office of the Secretary of State of the State of Delaware.

1.2 Name. The name of the Partnership shall be “Wolf Pen Branch, LP”. The General Partner may change the name of the Partnership at any time and from time to time. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

1.3 Purpose. The purpose of the Partnership shall be to (a) engage in any lawful acts or activities for which limited partnerships may be organized under the Act, and (b) engage in all other activities necessary or incidental to any of the foregoing.

1.4 Principal Office; Registered Office. The principal office of the Partnership shall be located at such place as the General Partner may from time to time designate, and all business and activities of the Partnership shall be deemed to have occurred at its principal office. The Partnership may maintain offices at such other place or places as the General Partner from time to time deems advisable. The registered agent for service of process and the registered office of the Partnership shall be the Person and location reflected in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate at any time and from time to time in the manner provided by applicable law.

1.5 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of ARTICLE 9.

ARTICLE 2

Management

Wolf Pen Branch GP, LLC is hereby selected as the initial General Partner. The General Partner shall conduct, direct and exercise full and exclusive control over all activities of the Partnership (including, subject to the terms of this Agreement, all decisions relating to the issuance of additional Equity Securities); (ii) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner except as may be delegated by the General Partner; and (iii) the General Partner shall have the sole power to bind or take any action on behalf of the Partnership, or to exercise any rights and powers (including, without limitation, exercising or not exercising the voting rights associated with Class A Common Stock of PubCo held by, or voted by proxy by, the Partnership, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) including those granted to the Partnership under this Agreement or any other agreement, instrument, or other document to which the Partnership is a party. The General Partner’s signature shall be sufficient to bind the Partnership and Partners other than the General Partner shall not be responsible for the management of the Partnership, shall not have authority to bind the Partnership, and agree not to take any action intended to bind the Partnership. The General Partner may only be removed by, and a new general partner of the Partnership may only be selected by, unanimous vote of the Limited Partners.

ARTICLE 3

Books and Records; Reports and Information; Confidentiality

3.1 Books and Records. The Partnership shall keep appropriate books and records pertaining to the business of the Partnership and the proceedings of the General Partner. The books and records of the Partnership shall be kept at the principal office of the Partnership or at such other place, within or without the State of Delaware, as the General Partner shall reasonably from time to time determine. The General Partner may keep confidential from the Partners any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third party to keep confidential.

3.2 Determination by General Partner. All matters concerning (a) the determination of the relative amount of allocations and distributions among the Partners pursuant to this Agreement and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners absent manifest clerical error.

3.3 Accounting. The Partnership shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis using such method of accounting as the General Partner shall determine. The Partnership shall furnish financial statements and reports to each Partner sufficient to enable such Partner to fulfill its responsibilities under federal and state income tax laws.

3.4 Deposits. All funds of the Partnership shall be deposited in an account or accounts in such banks, trust companies or other depositories as the General Partner may reasonably select or approve.

3.5 Agreements, Consents, Checks, Etc. All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Partnership shall be signed by the General Partner.

3.6 Tax Controversies. The General Partner shall be the Partnership’s Tax Matters Partner as defined in Code Section 6231(a)(7) and any comparable provision of state or local tax law, as in effect for taxable years beginning before December 31, 2017, and the Partnership Representative (as defined in Code Section 6223(a), as in effect for taxable years beginning after December 31, 2017, and the Treasury Regulations thereunder) of the Partnership. Each Partner agrees to cooperate with the Partnership and do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of any or all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings.    In the event that Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, apply to the Partnership, the Partnership Representative may elect under Section 6226 of the Code to require each Person who was a Partner during any taxable year of the Partnership that was audited to personally bear any tax, interest and penalty resulting from adjustments based on such audit and shall notify each such Person (and the Internal Revenue Service) of their proportionate share of such audit adjustments and, if for any reason, the Partnership is liable for a tax, interest, addition to tax or penalty as a result of such an audit, each Person who was a Partner during the taxable year of the Partnership that was audited shall pay to the Partnership an amount equal to such Person’s proportionate share of such liability, as determined by the General Partner, based on the amount each such Person should have borne (computed at the tax rate used to compute the Partnership’s liability) had the Partnership’s tax return for such taxable year reflected the audit adjustment, and the expense for the Partnership’s payment of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions.

3.7 Tax Elections. The Partnership shall make or decline to make the election provided in Section 754 of the Code and other tax elections as determined by the General Partner. The Partnership shall make such basis adjustments, if any, as may be required under Code Section 734 and Code Section 743 in the absence of a Code Section 754 election.

3.8 SEC Filings. In the event that the Partnership and/or the General Partner is required to file a report of beneficial ownership on Schedule 13D or 13G or any other report required pursuant to applicable securities laws with respect to the shares of Class A Common Stock of PubCo held by the Partnership (for this purpose as determined by Exchange Act Rule 13d-3 and Exchange Act Rule 13d-5), each Partner will provide to the Partnership and/or the General Partner any information related to such Partner or any related Person thereof which may be requested by the General Partner in connection with any such securities filings and/or otherwise required or necessary pursuant to any securities laws, and each Partner agrees that any such information which such Partner furnishes will be complete and accurate.

3.9 Confidentiality and Acknowledgements. Each Partner recognizes and acknowledges that such Partner has and may in the future receive certain confidential and proprietary information and trade secrets of the Partnership, the General Partner and PubCo (the “Confidential Information”). The term Confidential Information will be interpreted to include all information of any sort (in a tangible or intangible form) that is (i) related to the Partnership, the General Partner or PubCo, and (ii) is not publicly known. Each Partner agrees not to disclose or use for such Partner’s own account any Confidential Information without the General Partner’s prior consent, except (A) to the extent that any Confidential Information becomes generally known to and available for use by the public other than as a result of such Partner’s acts or omissions; (B) to the extent that any Confidential Information is required to be disclosed pursuant to any applicable law or court order; or (C) for disclosure to such Partner’s attorneys and accountants; provided that, in the case of subsection (C) hereof, such Partner shall cause each Person receiving such Confidential Information to be informed that such Confidential Information is strictly confidential and subject to this Agreement and to agree not to disclose or use such information except as provided herein.

ARTICLE 4

Units, Admissions and Capital Contributions

4.1 Units.

(a) General. The partnership interests of the Partnership shall consist of Units. The Partnership shall initially have two (2) classes of Units: General Partner Units and Limited Partner Units. Only the General Partner may hold General Partner Units. Both General and Limited Partners may hold Limited Partner Units. The Limited Partner Units may be divided into one or more types, classes or series, with each type or class or series having the rights and privileges, including voting rights, if any, set forth in this Agreement. The Partnership may, but need not, issue certificates representing Units. A Unit shall for all purposes be personal property. No Partner has any interest in specific assets or property of the Partnership. Ownership of a Unit (or fraction thereof) shall not entitle a Partner to call for a partition or division of any asset or property of the Partnership or for any accounting.

(b) Authorized Units. The Units which the Partnership has authority to issue consists of an unlimited number of Limited Partner Units and General Partner Units and such other class or series and number of other Equity Securities of the Partnership as the General Partner may authorize for issuance from time to time. Each Limited Partner Unit shall entitle the Partner owning such Unit to one (1) vote on any matter voted on by the Limited Partners as provided in this Agreement or as required by applicable law. The Partnership may issue fractional Units. The ownership by a Partner of any Unit shall entitle such Partner to allocations of Profits and Losses and other items and distributions of cash and other property as set forth in ARTICLE 5 hereof. The General Partner shall maintain a schedule of all Partners from time to time which sets forth the capital contributions made by them and the Units held by them (as the same may be amended, modified or supplemented from time to time by the General Partner in accordance with the terms of this Agreement).

4.2 Admission of New Partners. Any Person may be admitted to the Partnership as a Partner with the approval of the General Partner. The terms and conditions of admission shall include, but are not limited to, a requirement that the new Partner sign a Joinder Agreement in the form attached hereto as Exhibit A or such other form as required by the General Partner, and a requirement that the new Partner pay for such new Partner’s share of Organizational Expenses in an amount to be determined by the General Partner, provided, that the terms and conditions of admission of any new Partner may vary from the foregoing as determined by the General Partner.

4.3 Capital Contributions. Each initial Partner named on the signature pages attached hereto has made (or shall be deemed to have made) Capital Contributions as of the date hereof (unless another date is specifically specified in the records of the Partnership) to the Partnership in the amount set forth in such Partner’s respective Contribution Agreement in exchange for the Units specified therein. The Partnership shall keep a record of Capital Contributions and maintain a register of Unit ownership. No other Capital Contributions are required or permitted except in accordance with the terms of this Agreement.

4.4 Other Additional Contributions. Limited Partners may make additional Capital Contributions with the approval and under the terms and conditions set by the General Partner (including additional contributions of shares of Class A Common Stock of PubCo in exchange for Limited Partner Units of the Partnership upon the prior approval of the General Partner). The tax basis and agreed value of such contributions shall be reflected in the Partnership’s books and records. Partners shall not be required to make additional contributions.

ARTICLE 5

Allocations

5.1 Capital Accounts. A Capital Account shall be maintained for each Partner. Each Partner’s Capital Account shall be credited with (i) such Partner’s Capital Contributions, (ii) such Partner’s share of Profits and any items in the nature of income or gain that are specifically allocated to such Partner, and (iii) the amount of any Partnership liabilities assumed by such Partner, and shall be debited with (x) such Partner’s share of Losses and any items in the nature of losses or expenses that are specifically allocated to such Partner, (y) the amount of money and the Carrying Value of any other property distributed to such Partner (net of liabilities that such Partner assumes or takes subject to) pursuant to any provision of this Agreement, and (z) the amount of any liabilities of such Partner assumed by the Partnership; provided, however, that each such Partner’s Capital Account shall be adjusted by such Partner’s share of income, gain, deduction or loss described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g). In determining the amount of any liability for purposes of this Section 5.1, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations. Each Partner’s Capital Account shall include that of any predecessor of such Partner in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

5.2 Allocations of Profits and Losses. Except as otherwise provided in Section 5.3, Profits and Losses for each taxable year or other period shall be allocated pro rata among the Partners in proportion to the Units held by the Partners.

5.3 Regulatory Allocations.

(a) Notwithstanding anything to the contrary contained herein, the Agreement shall be deemed to contain (1) a “minimum gain chargeback” provision, within the meaning of Treasury Regulations Section 1.704-2(f); and (2) a “partner minimum gain chargeback” provision within the meaning of Treasury Regulations Section 1.704-2(i)(4), and there shall be allocations consistent with such provisions.

(b) If any Partner unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Partners (to the extent of and in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. It is intended that this Section 5.3(b) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(c) Notwithstanding any other provisions of the Agreement, no loss or deduction shall be allocated to any Partner to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit of such Partner. Any such loss or deduction shall be reallocated away from such Partner and to the other Partners in accordance with this Agreement, but only to the extent that such reallocation would not cause or increase an Adjusted Capital Account Deficit with respect to such other Partners. To the extent that allocations of loss or deduction have been made pursuant to this Section 5.3(c), future allocations of income and gain, notwithstanding anything to the contrary in this Agreement, shall be made first to restore such allocations of loss or deduction.

(d) Notwithstanding anything contained herein to the contrary, nonrecourse deductions, within the meaning of Treasury Regulations Section 1.704-2(b)(1), shall be allocated to the Partners in proportion to the Units held by the Partners, and any item of Partnership loss or deduction that is attributable to a “partner non-recourse debt” (within the meaning of Treasury Regulations Section 1.704-2) shall be allocated to the Partners that bear the economic risk of loss for such debt (within the meaning of Treasury Regulations Section 1.752-2).

5.4 Tax Allocations.

(a) Except as otherwise provided in Section 5.4(b), items of Partnership income, gain, loss, deduction and credit shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gain, losses, deductions, and credits among the Partners under Section 5.2 and Section 5.3.

(b) Items of taxable income, gain, loss and deduction with respect to Partnership property that has a Carrying Value different from its adjusted basis for federal income tax purposes will be shared among the Partners so as to take account of such difference in accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder. The General Partner may select any reasonable method or methods for making such allocations including, without limitation, any method described in Treasury Regulations Sections 1.704-3(b), (c), or (d). In the event the Carrying Value of any Partnership property is adjusted pursuant to the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between such property’s adjusted basis for federal income tax purposes and such Carrying Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

5.5 Other Tax Matters.

(a) Section 706. If during any taxable year of the Partnership there is a change in any Partner’s Unit ownership in the Partnership, allocations of income or loss for such taxable year shall take into account the varying Unit ownership interests of the Partners in the Partnership in a manner selected by the General Partner which is consistent with the requirements of Code Section 706 and the Treasury Regulations thereunder.

(b) State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Partners in a manner consistent with the allocation for federal income tax purposes in accordance with the foregoing provisions of this ARTICLE 5.

(c) Excess Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Partners agree that “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) of the Partnership shall be allocated pro rata among the Partners in proportion to the Units held by the Partners.

ARTICLE 6

Distributions

6.1 Minimum Distributions.

(a) Distribution of PubCo Dividends.

(i) Subject to Section 6.1(a)(ii), as promptly as practicable after the Partnership receives any dividends from PubCo with respect to shares of Class A Common Stock of PubCo held by the Partnership, the Partnership shall make a distribution of such dividend amount to the Partners in proportion to the Units held by the Partners.

(ii) The Partnership may from time to time retain any dividends it receives from PubCo with respect to shares of Class A Common Stock of PubCo held by the Partnership, and thereby reduce the amount of the distributions contemplated by Section 6.1(a)(i), upon the determination of the General Partner.

(b) Tax Distributions. If the General Partner determines that distributions under the preceding Section 6.1(a) are insufficient to enable the Partners to pay federal and state income taxes attributable to the Partnership items, then the Partnership shall make additional distributions as the General Partner may determine. It is understood and agreed that any distributions to a Partner under this Section 6.1(b) will reduce dollar-for-dollar, distributions that would have otherwise been made to the Partner under this ARTICLE 6 or Section 9.2(b).

6.2 Additional Distributions. The Partnership may make distributions in addition to those required by Section 6.1 in the amounts and at the times determined by the General Partner. Any such distributions shall be made out of assets of the Partnership, and shall be divided among the Partners in proportion to the Units held by the Partners.

ARTICLE 7

Withdrawals and Transfers

7.1 Withdrawal.

(a) No Partner shall have the power or right to withdraw or otherwise resign from the Partnership prior to the dissolution and winding up of the Partnership pursuant to ARTICLE 9, without the prior approval of the General Partner, except as provided in the following subsections of this Section 7.1.

(b) The General Partner shall use all reasonable efforts to provide each Limited Partner with at least sixty-three (63) days prior notice (the “Limited Partner Transaction Notice”) of any notice being provided to the Board of a meeting of the Board with respect to, or a request being made that Managers on the Board consent to, (i) any Change of Control Transaction, (ii) any transaction involving the incurrence or guarantee of any indebtedness (including unfunded capacity for any indebtedness) by the Partnership or the General Partner other than any Permitted Indebtedness, or (iii) any retention or withholding of any dividends the Partnership receives from PubCo with respect to shares of Class A Common Stock of PubCo held by the Partnership (other than for the purpose of repaying any Permitted Indebtedness). Solely in the event of receipt of a Limited Partner Transaction Notice, each Limited Partner shall have the right, by delivery of a written notice of withdrawal to the General Partner within two (2) days after receipt of a Limited Partner Transaction Notice, to completely withdraw from the Partnership effective upon the sixty-first (61st) day following delivery of such written notice of withdrawal to the General Partner, provided, that such withdrawing Limited Partner shall be obligated to pay to the Partnership such withdrawing Limited Partner’s Pro Rata Share of the Partnership’s outstanding Permitted Indebtedness prior to such withdrawal.

(c) In the event that a member of the General Partner associated with a specific Family Branch withdraws from the General Partner, the Partnership shall have the right to redeem all of the Units held by the Limited Partner that is associated with such Family Branch. After such redemption, such Limited Partner shall be deemed to have completely withdrawn from the Partnership. Each Limited Partner, by such Limited Partner’s signature hereto, appoints the General Partner and the Partnership, with full power of substitution and resubstitution, as such Limited Partner’s true and lawful attorney-in-fact to execute any agreements, documents or instruments in connection with the Partnership’s redemption of a Limited Partner’s Units pursuant to this Section 7.1(c), and granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this Section 7.1(c) as such Limited Partner might or could do personally, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney. Each Limited Partner hereby affirms that this power of attorney is granted as a term of this Agreement and, as such, is coupled with an interest and, to the fullest extent permitted by law, shall remain in full force and effect while the provisions of this Section 7.1(c) remain in effect, and shall not be subject to termination by the Limited Partner or by operation of law, whether by the death or incapacity of the Limited Partner or any executor or trustee, or by the dissolution or liquidation of any Person, or by the occurrence of any other event. It is understood and agreed by each such Limited Partner that this appointment, empowerment and authorization may be exercised by the aforementioned persons for the period beginning on the date hereof and ending on the date such Limited Partner is no longer subject to the provisions of this Agreement

(and shall extend thereafter for such time as is required to reflect that such Limited Partner is no longer subject to the provisions of this Agreement).

(d) Any Limited Partner that has withdrawn from or been redeemed by the Partnership shall, in return for the surrender of its Units in the Partnership, receive a number of shares of Class A Common Stock of PubCo held by the Partnership that is equal to (i) the Percentage Interest of such Limited Partner multiplied by (ii) the total number of shares of Class A Common Stock of PubCo held by the Partnership, provided, however that if the Partnership holds investments or assets other than shares of Class A Common Stock of PubCo, then the withdrawing Limited Partner shall also receive its Percentage Interest of such investments or assets. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Limited Partner will not be considered a Limited Partner for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Limited Partner’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

(e) In the event that a Limited Partner will be withdrawing or will be redeemed by the Partnership, in order to fund such Limited Partner’s corresponding withdrawal or redemption as a member of the General Partner, the Partnership shall also automatically redeem a number of the General Partner’s Units that is in proportion to the number of units of the General Partner that are held by the Limited Partner that is withdrawing or being redeemed (in return for a proportional number of shares of Class A Common Stock of PubCo (or other investments or assets) determined in the same manner as provided in Section 7.1(d)).

7.2 Transfers of Units.

(a) A Partner may Transfer such Partner’s Units in whole or in part to a Person that is part of the same Family Branch as such Partner at any time. If such Transferee is not already a Partner, such Transferee shall be admitted as a Partner of the Partnership subject to Section 4.2. In addition, if a trustee of a Partner which is an irrevocable trust is replaced, the successor trustee shall automatically be admitted to the Partnership. Other than as provided in the first sentence of this Section 7.2(a), (i) no Partner may Transfer any part of its Units without the prior approval of the General Partner and (ii) no Partner may sell, assign, pledge, hypothecate, distribute or otherwise transfer or dispose of any part of the Equity Securities in such Partner or other direct or indirect interest in such Partner without the prior approval of the General Partner. A change in beneficiaries of a trust shall be deemed a Transfer. The Partnership shall not recognize any attempted Transfer in violation of this Section 7.2(a).

(b) All Partners acknowledge that the Units have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) in reliance on the exemption afforded by Section 4(2) of the 1933 Act. Therefore, to preserve said exemption and notwithstanding anything contained herein to the contrary, the Partners hereby agree that Units shall be nontransferable and nonassignable, except in compliance with the registration provisions of the 1933 Act, or an exemption or exemptions therefrom, and in compliance with (or exemption from) applicable state securities laws and rules and regulations promulgated thereunder, and any attempted or purported Transfer in violation of the foregoing shall be void and of no effect. Accordingly, as an additional condition precedent to any Transfer of any Units, the General Partner may require an opinion of counsel satisfactory to the General Partner that such Transfer will be made in compliance with the registration provisions of the 1933 Act (or exemptions therefrom), and in compliance with (or exemptions from) applicable state securities laws and rules and regulations promulgated thereunder, and such Transferor shall be responsible for paying any attorneys’ fees incurred in connection with the opinion.

7.3 Liquidity Mechanism.

(a) Offer. A Partner that desires to Transfer any of its Units (the “Transferring Partner”) to obtain liquidity (other than a Transfer to a Person that is part of the same Family Branch as such Transferring Partner) must submit a written notice (the “Offer Notice”) to the General Partner with the desired number of Units proposed to be Transferred (the “Offered Units”) and the offered price for the Transfer of such Units.

(b) Partnership Election. Within thirty (30) days of receipt of the Offer Notice, the General Partner may elect to have the Partnership (or any other Person designated by the General Partner) purchase all or any portion of the Offered Units at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the Transferring Partner and each other Partner holding Units of the class and/or series of Units to be Transferred by the Transferring Partner (the “Eligible Partners”).

(c) Eligible Partner Election. If the General Partner does not elect to have the Partnership (or a designee of the General Partner) purchase all of the Offered Units, the Partnership shall provide written notice (the “Eligible Partner Offer Notice”) to the Eligible Partners within thirty-five (35) days of receipt of the Offer Notice of the number of Offered Units that the Partnership (or a designee of the General Partner) has elected not to purchase. Each Eligible Partner may elect to purchase up to such Eligible Partner’s pro rata portion of the Offered Units at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the Transferring Partner and the Partnership within thirty (30) days after delivery of the Eligible Partner Offer Notice. Any Offered Units not elected to be purchased by the end of such thirty (30) day period shall during the immediately following five (5) day period be reoffered by the Transferring Partner to the Eligible Partners who have elected to purchase their pro rata portion of the Offered Units and, if such Eligible Partners collectively indicate interest within said five (5) day period in acquiring additional Offered Units in an amount in excess of the aggregate amount of Offered Units remaining, such remaining Offered Units will be allocated among such Eligible Partners pro rata.

(d) Closing. If the Partnership (or a designee of the General Partner) and/or the Eligible Partners have elected to purchase all of the Offered Units from the Transferring Partner, such purchase shall be consummated as soon as practicable after the delivery of the election notice(s) to the Transferring Partner, but in any event within thirty (30) days after such delivery of the election notice(s) (subject to extension as reasonably necessary due to regulatory requirements).

(e) No Election. If the Partnership (or a designee of the General Partner) and/or the Eligible Partners do not elect, in the aggregate, to purchase all of the Offered Units from the Transferring Partner, the Transferring Partner may (i) accept a Transfer of the portion of the Offered Units that were elected to be purchased, (ii) cancel the contemplated Transfer of all of the Offered Units, or (iii) extend discussions with the General Partner or the Eligible Partners with respect to Transfer of the Offered Units on the terms specified in the Offer Notice for an additional thirty (30) days.

7.4 PubCo Shares Held By Partners. Each Partner, prior to Transferring any shares of Class A Common Stock or Class B Common Stock of PubCo held by such Partner, shall in good faith consider Transferring such shares to other Partners as if such shares were Units in the same manner as contemplated in Section 7.3, provided, that this Section 7.4 shall not apply to Transfers of shares of Class A Common Stock or Class B Common Stock of PubCo to other members of the Family or to PubCo or Transfers for estate planning or charitable purposes.

7.5 Units in the General Partner. Each Partner agrees that in the event that a member of the General Partner associated with a specific Family Branch transfers any of its units in the General Partner pursuant to the Limited Liability Company Agreement of the General Partner, the Partner that is associated with such Family Branch shall, with the approval of the General Partner, Transfer its Units in the Partnership to the same transferee.

ARTICLE 8

Rights and Obligations of Partners

8.1 Liability of Partners. The Limited Partners shall not be bound by or liable for the repayment, satisfaction or discharge of Partnership debts, liabilities and obligations.

8.2 No Management Responsibility or Authority to Act. No Limited Partner shall take part in the management of the business or transact any business for the Partnership. All management responsibility is vested in the General Partner. No Limited Partner shall have the power to act on behalf of or bind the Partnership (including, but not limited to, with respect to any shares of Class A Common Stock of PubCo that a Limited Partner has contributed to the Partnership). All authority to act on behalf of the Partnership is vested in the General Partner. Any actions taken by any Limited Partner purportedly on behalf of the Partnership or that purportedly bind the Partnership shall be void and shall have no force or effect.

8.3 Waiver of Liability. Except as otherwise provided herein or in any agreement entered into by such Person and the Partnership and to the maximum extent permitted by the Act, no present or former General Partner nor any of the General Partner’s Affiliates, agents or representatives shall be liable to the Partnership or to any Partner for any act or omission performed or omitted by such Person in his, her or its capacity as the General Partner or an agent or representative thereof; provided, that such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct or bad faith, in each case as determined by a final judgment, order or decree of an arbitrator (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner or any of the General Partner’s Affiliates, agents or representatives to liability to the Partnership or any Partner.

8.4 Standards. The General Partner shall be entitled to consider interests of any Family Branch as well as the interests of the Family more broadly in connection with actions to be taken and determinations to be made by the General Partner.

8.5 Indemnification.

(a) Generally. The Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes and penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as the General Partner or an agent or representative thereof; provided, that, unless the General Partner otherwise consents, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to actions or omissions by an Indemnified Person or its Affiliates to the extent the act or omission was attributable to such Indemnified Person’s or its Affiliates’ (excluding, for purposes hereof, the Partnership’s) willful misconduct or bad faith, in each case as determined by a final judgment, order or decree of an arbitrator (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further, that, unless the General Partner otherwise consents, no Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Person or with respect to a proceeding between such Person, on the one hand, and the Partnership, on the other. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding (but not a proceeding initiated by such Indemnified Person, other than a proceeding to enforce such Indemnified Person’s rights under this Section 8.5) shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership under this Section 8.5.

(b) Nonexclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 8.5 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, approval of the General Partner or otherwise.

(c) Limitation. Notwithstanding anything contained herein to the contrary (including in this Section 8.5), any indemnity by the Partnership relating to the matters covered in this Section 8.5 shall be provided out of and to the extent of the Partnership’s assets only, and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision by an arbitrator to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Partnership.

(d) Savings Clause. If this Section 8.5 or any portion hereof shall be invalidated on any ground by a final decision by an arbitrator, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 8.5 to the fullest extent permitted by any applicable portion of this Section 8.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(e) Survival. Neither the amendment nor repeal of this Section 8.5, nor the adoption of any other provision to this Agreement, nor, to the fullest extent permitted by law, any modification of law, shall eliminate or reduce the effect of this Section 8.5 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 9

Partnership Dissolution And Liquidation

9.1 Events of Dissolution. The Partnership shall be dissolved upon the affirmative vote of the General Partner.

9.2 Disposition of Assets. Upon dissolution of the Partnership, the General Partner or, if there is no General Partner, a liquidator selected by a majority of the Partners, shall immediately commence to wind up the Partnership’s affairs. The Partnership’s assets shall be applied as follows:

(a) To the payment of any debts or obligations or the creation of any related reserves as may be necessary.

(b) To the distribution in-kind by the Partnership of its investments and assets (including shares of Class A Common Stock of PubCo) to the Partners in proportion to the Units held by such Partners as of the date of such distribution. The General Partner shall use its reasonable best efforts to facilitate distribution of the Class A Common Stock of PubCo to the Partners within sixty (60) days of the affirmative vote of dissolution contemplated by Section 9.1.

9.3 Profits and Losses During Liquidation. Profits and Losses during liquidation shall be allocated among the Partners or their successors as if the Partnership were continuing.

ARTICLE 10

Amendments

This Agreement may be amended upon the determination of the General Partner. Notwithstanding the foregoing, this Agreement shall not be amended to increase or decrease any Partner’s share of Profits, Losses, liabilities or distributions without the consent of such Partner, or in a manner that would result in differing treatment of the Partners among the various Family Branches.

ARTICLE 11

Definitions

“1933 Act” has the meaning set forth in Section 7.3(b).

“AAA” has the meaning set forth in Section 12.8(b).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(a) increasing such Capital Account by any amounts which such Partner is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Treasury Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

(b) decreasing such Capital Account by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise and (ii) if such Person is a partnership or limited liability company, any general partner or manager or managing member thereof, as applicable.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the Board of Managers of the General Partner.

“Capital Account” means the capital account maintained for each Partner in accordance with Section 5.1.

“Capital Contribution” means with respect to any Partner, the amount of money and the initial Carrying Value of any property other than money (net of liabilities secured by such property that the Partnership is considered to assume or take subject to) contributed to the Partnership with respect to Units in the Partnership held or purchased by such Partner, including any additional Capital Contributions made by such Partner pursuant to Section 4.4.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(a) The initial Carrying Value of any asset contributed (or deemed contributed) to the Partnership shall be the agreed upon value at the time of the contribution.

(b) The General Partner may elect to revalue the Carrying Value of all Partnership property (whether tangible or intangible) for book purposes to reflect the fair market value (as determined by the General Partner) of Partnership property immediately prior to the occurrence of an event set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that Partnership property is revalued pursuant to this subparagraph (b), the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(c) If the General Partner does not elect to revalue Partnership property distributed to Partners pursuant to subparagraph (b) above, (i) the Carrying Value of that property shall be revalued for book purposes to reflect the fair market value (as determined by the General Partner) of that property immediately prior to its distribution, and (ii) the Capital Accounts of all Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e).

(d) If the adjusted tax basis of Partnership assets are adjusted pursuant to Code Sections 732, 734 or 743, the Carrying Value of those Partnership assets shall be increased or decreased to the extent provided by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(e) The Carrying Value of a Partnership asset shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

“Certificate of Limited Partnership” has the meaning set forth in Section 1.1.

“Change of Control Transaction” means any transaction or series of transactions pursuant to which any Person that is not an Affiliate of the Family in the aggregate acquires (i) Equity Securities of PubCo possessing the voting power to elect a majority of the PubCo Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of Equity Securities or otherwise), or (ii) all or substantially all of the assets of PubCo and its subsidiaries determined on a consolidated basis.

“Code” means The Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 3.9.

“Eligible Partner Offer Notice” has the meaning set forth in Section 7.3(c).

“Eligible Partners” has the meaning set forth in Section 7.3(b).

“Equity Securities” means, with regard to any Person, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units, recapitalization, exchange, merger, consolidation or other reorganization. Unless the context otherwise requires, the term “Equity Securities” refers to Equity Securities of the Partnership or any successor Person of the Partnership.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended to date and as further amended from time to time.

“Family” has the meaning set forth in the Recitals.

“Family Branch” means for each Limited Partner, such Limited Partner and those Persons that meet the requirements established by the General Partner from time to time (which requirements shall be the same for all Limited Partners).

“General Partner” has the meaning set forth in the Preamble.

“Governmental Entity” means the United States of America or any other nation, any state or local or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Indemnified Person” has the meaning set forth in Section 8.5(a).

“Limited Partner” has the meaning set forth in the Preamble.

“Limited Partner Transaction Notice” has the meaning set forth in Section 7.1(b).

“Offer Notice” has the meaning set forth in Section 7.3(a).

“Offered Units” has the meaning set forth in Section 7.3(a).

“Organizational Expenses” means all costs, fees and expenses incurred in connection with the formation, financing and organization of the Partnership (including, but not limited to, legal, accounting, consulting and other advisory fees and expenses).

“Partners” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Percentage Interest” with respect to a Partner shall mean the percentage resulting from dividing (i) the number of Units held by such Partner by (ii) the total number of Units held by all Partners.

“Permitted Indebtedness” means any indebtedness of the General Partner or the Partnership (including unfunded capacity for any indebtedness) that is unanimously approved by the Managers on the Board (including any renewals, extensions or re-financings thereof and the utilization of, or draw-down on, any line of credit or other debt financing source that has been unanimously approved by the Managers on the Board).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pro Rata Share” means, for each Limited Partner, the percentage of the total number of outstanding Units held by such Limited Partner.

“Profits” or “Losses” means, for any taxable year, an amount equal to the Partnership’s taxable income or loss for that taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Income of the Partnership that is exempt from federal income tax shall be added to taxable income or loss.

(b) Expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as such expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from taxable income or loss.

(c) Gain or loss resulting from the disposition of a Partnership asset shall be determined by reference to the Carrying Value of the Partnership asset.

(d) Items of gain, loss, depreciation, amortization or depletion that would be computed for federal income tax purposes by reference to the tax basis of a Partnership asset shall be determined by reference to the Carrying Value of that asset in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(e) If the Carrying Value of any Partnership asset is adjusted in accordance with subparagraph (b), (c) or (d) of the definition of Carrying Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset.

(f) Items that are specially allocated pursuant to Section 5.3 shall not be taken into account in computing Profits or Losses.

“PubCo” has the meaning set forth in the Recitals.

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of Units or any interest therein (whether with or without consideration, whether voluntarily or involuntarily or by operation of law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferring Partner” has the meaning set forth in Section 7.3(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code and in effect, as amended, supplemented or modified from time to time.

“Unit” means a unit of interest in the Partnership representing an interest in the Profits, Losses and distributions of the Partnership and shall include General Partner Units, Limited Partner Units and any other class of Equity Securities issued by the Partnership in accordance with ARTICLE 4; provided, that each holder of any class or series of Units who is a Partner shall have the relative rights, powers, duties and obligations specified in this Agreement with respect to such class or series of Units. Except to the extent otherwise provided herein, each class of Unit represents the same fractional interest in such Profits, Losses and distributions of the Partnership as each other Unit in such class. Units may be issued in different classes and in whole and fractional numbers.

ARTICLE 12

Miscellaneous

12.1 Waiver of Partition. Each Partner hereby waives and renounces such Partner’s right to seek a court decree of dissolution or partition or to seek the appointment by a court of a liquidator for the Partnership.

12.2 Title to the Partnership Assets. The Partnership’s assets (including the shares of Class A Common Stock of PubCo held by the Partnership) shall be deemed to be owned by the Partnership as an entity, and no Partner or Family Branch, individually or collectively, shall have any ownership interest in the Partnership’s assets or any portion thereof. Legal title to any or all of the Partnership’s assets may be held in the name of the Partnership or one (1) or more nominees, as the General Partner may determine. The Partnership’s assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All of the Partnership’s assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets is held.

12.3 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.4 Further Action. The parties agree to execute and deliver all documents and instruments, provide all information and take or refrain from taking such actions as the General Partner may reasonably request to achieve the purposes of this Agreement.

12.5 Governing Law. This Agreement and all questions arising hereunder shall be determined in accordance with the law of the State of Delaware.

12.6 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12.7 Notices. Any notices to the Partners or to the Partnership shall be sent to the Partnership at the Partnership’s principal office and to the Partners at the addresses and contact information supplied by them to the General Partner. Such notices shall be in writing and shall be deemed to have been duly given on the date of service if served personally; on the next subsequent business day if delivered by facsimile for which a confirmation of delivery was received or by email; three (3) business days after sending if such notice is sent with a reputable international express courier service (using any delivery option reasonably believed to deliver such notice within three (3) business days).

12.8 Resolution of Disputes. Without diminishing the finality and conclusive effect of any determination by the General Partner of any matter under this Agreement which is provided herein to be determined or proposed by the General Partner, any dispute, controversy or claim arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by confidential arbitration in Louisville, Kentucky (or such other City and State as agreed to in writing by the parties to the dispute, controversy or claim) by the American Arbitration Association (“AAA”) in accordance with the commercial arbitration rules of the AAA. The existence of, resolution of, and information presented or exchanged in connection with, any such arbitration proceeding shall be Confidential Information subject to the terms of Section 3.9(a).

12.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in any Profits, Losses, distributions, capital, property or assets of the Partnership other than as a secured creditor.

12.11 Counterparts. This Agreement shall be binding upon the executors, administrators, estate, heirs and legal successors of the parties hereto and this Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of each signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

12.12 Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement or a Joinder Agreement to this Agreement, each Partner shall be deemed to acknowledge to the Partnership as follows: (a) the determination of such Partner to acquire Units pursuant to this Agreement or any other agreement has been made by such Partner independent of any other Partner and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership which may have been made or given by any other Partner or by any agent or employee of any other Partner; (b) no other Partner has acted as an agent of such Partner in connection with making its investment hereunder and that no other Partner shall be acting as an agent of such Partner in connection with monitoring its investment hereunder; (c) the Partnership has retained McDermott Will & Emery LLP in connection with the transactions contemplated hereby and expects to retain McDermott Will & Emery LLP as legal counsel in connection with the management and operation of the Partnership; (d) McDermott Will & Emery LLP is not representing and will not represent any Partner in connection with the transactions contemplated hereby or any dispute related thereto, on the other hand; (e) such Partner will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel; and (f) McDermott Will & Emery LLP may represent the Partnership in connection with any and all matters contemplated hereby (including, without limitation, any dispute between the Partnership, on the one hand, and any Partner, on the other hand) and such Partner waives any conflict of interest in connection with such representation by McDermott Will & Emery LLP.

*        *        *         *        *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PARTNERSHIP:

WOLF PEN BRANCH, LP

By:	Wolf Pen Branch GP, LLC
Its:	General Partner

By:	/s/ Martin S. Brown, Jr.
Name:	Martin S. Brown, Jr.
Title:	Manager

GENERAL PARTNER:

WOLF PEN BRANCH GP, LLC

By:	/s/ Martin S. Brown, Jr.
Name:	Martin S. Brown, Jr.
Title:	Manager

LIMITED PARTNERS:

ALCYONE SPIRITS, LLC

By:	/s/ Martin S. Brown, Jr.
Name:	Martin S. Brown, Jr.
Title:	Chief Manager

CBGB 2017 LP

By:
Its:	General Partner

By:	/s/ Campbell P. Brown
Name:	Campbell P. Brown
Title:	Signatory for GGBIV 2017 Trust, General Partner

[SIGNATURE PAGE TO LP AGREEMENT OF WOLF PEN BRANCH, LP]

LITTLE GOOSE CREEK, LLC

By:	/s/ David C. Dick
Name:	David C. Dick
Title:	Executive Officer

DOGWOOD HILL HOLDINGS LLC

By:	/s/ Laura Lee Gastis
Name:	Laura Lee Gastis
Title:	Manager

BODLEY PARTNERS, LLC

By:	/s/ Brooke Brown Barzun
Name:	Brooke Brown Barzun
Title:	Manager

WHITE OAK PARTNERS, LLC

By:	/s/ W. Austin Musselman, Jr.
Name:	W. Austin Musselman, Jr.
Title:	Chief Manager

SOUTHFORK LLC

By:	/s/ Sandra A. Frazier
Name:	Sandra A. Frazier
Title:	Manager

[SIGNATURE PAGE TO LP AGREEMENT OF WOLF PEN BRANCH, LP]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement is made and entered into this      day of             ,         , by and between Wolf Pen Branch, LP, a Delaware limited partnership (the “Partnership”), and the Person whose signature appears below (the “New Partner”).

1. Admission. The New Partner, who is a member of the “Family” and the “[                        ] Family Branch” as those terms are defined in the Agreement of Limited Partnership (the “Partnership Agreement”), or whose admission to the Partnership is approved by the General Partner pursuant to the Partnership Agreement, is hereby admitted to the Partnership as a Partner and shall have all the rights and be subject to all the obligations of such Partnership under the Partnership Agreement.

2. Agreement to Be Bound By the Partnership Agreement. The New Partner acknowledges that the Partner has received a copy of the Partnership Agreement as currently amended. The New Partner agrees to be bound by all the terms and conditions of the Partnership Agreement.

3. Capital Contribution. The New Partner shall make a capital contribution, if any, as shown on an amendment to Schedule A to the Partnership Agreement.

4. Counterparts. This Agreement may be executed in multiple counterparts.

This Agreement is executed as of the date first above written.

PARTNERSHIP:

WOLF PEN BRANCH, LP

By:	Wolf Pen Branch GP, LLC
Its:	General Partner

By:
Name:
Title:

NEW PARTNER:

[ ]

By:
Name:
Title: